EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: David Humphrey	Media Contact: Kathy Fieweger
Title: Vice President — Investor Relations	Phone: 479-719-4358
Phone: 479-785-6200	Email: kfieweger@arcb.com
Email: dhumphrey@arcb.com

ArcBest Corporation® Announces Fourth Quarter 2015 And Full Year 2015 Results

•                 Fourth quarter 2015 net income was $5.0 million, or $0.19 per diluted share.  Excluding certain identified items, fourth quarter 2015 net income was $0.21 per diluted share.

•                 Fourth quarter 2015 ABF Freight® revenue and operating margin were below 2014, due to reduced business levels resulting from a sluggish freight economy and lower fuel surcharge revenue.

•                 Fourth quarter 2015 revenue at ArcBest’s asset-light logistics businesses was $198.3 million, an increase of 6 percent over the previous year.

•                 Full year 2015 revenue at ArcBest Corporation of $2.7 billion.

•                 ArcBest’s full year 2015 operating income increased 9 percent to $75.5 million.

FORT SMITH, Arkansas, February 3, 2016 — ArcBest Corporation (Nasdaq: ARCB) today reported fourth quarter 2015 financial results reflecting a soft freight environment associated with high customer inventory levels and weakness in the manufacturing and industrial sectors of the economy. Fourth quarter and full year revenues were significantly impacted by the effect of lower diesel fuel prices on fuel surcharge revenues.

Fourth Quarter 2015 Results

ArcBest’s revenue was $648.1 million compared to revenue of $664.8 million in the fourth quarter of 2014, a decrease of 2.5 percent.  Net income was $5.0 million, or $0.19 per diluted share compared to fourth quarter 2014 net income of $14.5 million, or $0.53 per diluted share.  As shown in the attached reconciliation tables, both of these periods were impacted by favorable effective tax rates and adjustments for certain other items.  On an adjusted basis,

ArcBest’s fourth quarter 2015 net income was $5.5 million, or $0.21 per diluted share compared to fourth quarter 2014 net income of $11.9 million, or $0.44 per diluted share.

Freight Transportation (ABF Freight)

Results of Operations

Fourth Quarter 2015

•                  Revenue of $461.5 million compared to $485.9 million in fourth quarter 2014, a decrease of 5.0 percent.  ABF Freight’s fourth quarter 2015 revenue was impacted by lower fuel surcharges.

•                  Tonnage per day decrease of 4.9 percent versus fourth quarter 2014.

•                  Total billed revenue per hundredweight decreased 1.1 percent compared to the prior year which included the impact of lower fuel surcharges in 2015.  Excluding fuel surcharge, the percentage increase on ABF Freight’s traditional LTL freight was in the mid-single digits.

•                  Operating income of $8.3 million and operating ratio of 98.2 percent excluding adjustments for pension settlement charges compared to similarly adjusted operating income of $15.8 million and an operating ratio of 96.8 percent in fourth quarter 2014.

ABF Freight’s® fourth quarter operating margin was in-line with historical sequential changes from the third quarter. However, operating margins declined versus the prior year due to weak freight levels associated with U.S. manufacturing which in the fourth quarter contracted at levels not seen since 2009.  Though the pricing environment has remained positive despite sluggish freight levels, ABF Freight’s revenues were impacted by the significant reduction in diesel fuel prices that lowered fuel surcharge revenue and related costs. During the quarter, ABF Freight’s continued emphasis on customer service led to challenges in aligning costs with the lower business levels.

Asset-Light Logistics

Results of Operations

Fourth Quarter 2015

•                  Revenue of $198.3 million compared to $187.1 million in fourth quarter 2014, an increase of 6 percent, which included lower revenue at Panther.

•                  Asset-light revenue equaled 30 percent of total consolidated revenue, compared to 28 percent during the same period last year.

•                  Fourth quarter 2015 earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $7.1 million compared to EBITDA in fourth quarter 2014 of $9.4 million.

Strategic initiatives continued to generate solid growth in managed shipments and business levels across all the asset-light businesses during fourth quarter 2015.  However, Panther Premium Logistics’® fourth quarter 2015 revenue and operating margin were below the same period of 2014.  Though Panther’s shipment levels increased, their average shipment size declined compared to the historically strong 2014 period when spot truckload market capacity was constrained and fuel surcharges were higher.   ArcBest’s remaining asset-light logistics companies — ABF Logistics®, FleetNet America® and ABF Moving® — each reported increased fourth quarter revenue resulting from additional new customers and increased business from existing customers.

Full Year 2015 Results

“While weakness in the industrial and manufacturing segments of the economy accelerated toward the end of 2015, we made significant progress throughout the year to improve operations at ABF Freight and also provide the full suite of complementary asset-light logistics services our customers seek from us,” said ArcBest President and CEO Judy R. McReynolds.  “By the end of 2015, 23 percent of the ABF Freight account base also transacted business with ABF Logistics or Panther. In 2011, that figure was just 6 percent. The 2015 investments we have made in our enterprise services are allowing us greater penetration of these accounts through the single point of contact they desire from ArcBest as a trusted logistics provider.”

ArcBest’s revenue totaled $2.7 billion, an increase of 2 percent compared to $2.6 billion in 2014.  ArcBest’s 2015 operating income increased 9 percent versus the previous year to $75.5 million, or $81.0 million on an adjusted basis.  Net income was $44.9 million, or $1.67 per diluted share.  Excluding adjustments for certain other items in the attached reconciliation table, ArcBest had 2015 net income of $47.9 million, or $1.78 per diluted share compared to similarly adjusted net income of $45.7 million, or $1.67 per diluted share in 2014.

Freight Transportation (ABF Freight)

Results of Operations

Full Year 2015

•                  Revenue of $1.9 billion, comparable to $1.9 billion in 2014. ABF Freight’s 2015 revenue was impacted by lower fuel surcharges

•                  Tonnage per day decrease of 1.5 percent versus 2014.

•                  Total billed revenue per hundredweight increased 0.8 percent compared to the prior year reflecting the impact of lower fuel surcharges in 2015.  Excluding fuel surcharge, the increase in total billed revenue per hundredweight was in the mid-single digits.

•                  Operating income excluding adjustments for pension settlement charges increased 17 percent with an operating ratio of 96.6 percent compared to an operating ratio of 97.1 percent in 2014.

Asset-Light Logistics

Results of Operations

Full Year 2015

•                  Revenue of $798.1 million compared to $722.5 million in 2014, an increase of 10 percent, which was significantly impacted by lower revenue at Panther.

•                  2015 earnings before interest, taxes, depreciation and amortization of $39.3 million compared to $40.5 million in 2014.

•                  ABF Logistics acquired Smart Lines Transportation Group in January 2015 and Bear Transportation Services in December 2015.

Closing Comments

“As we move through 2016 during a period of economic uncertainty, we will closely monitor our cost structure and work to manage our labor levels consistent with business trends.  Our goals for this year include accelerating efforts to provide customers with easier access to all of our services, continued improvements in operations and ongoing investments in technology and enterprise solutions among other initiatives,” said Ms. McReynolds.

Capital Expenditures

In 2015, total net capital expenditures equaled $152 million, including approximately $106 million of revenue equipment for ABF Freight and Panther.  Depreciation and amortization costs on property, plant and equipment were $89 million.

For 2016, total net capital expenditures are estimated to range from $170 million to $200 million. This includes revenue equipment purchases of $95 million primarily at ABF Freight. Expected real estate expenditures totaling approximately $45 million are for expansion opportunities, and include construction costs delayed from 2015 for previously disclosed call center facilities and a needed office building, a portion of which replaces leased space.  The remainder of expected capital expenditures includes the costs of other facility and handling equipment at ABF Freight and technology investments across the corporation.  ArcBest’s depreciation and amortization costs on property, plant and equipment in 2016 are estimated to be in a range of $100 million to $110 million.

The new equipment added during 2015 increased the dependability and consistency of service offered to ArcBest customers.  On-going benefits to be fully realized from ArcBest’s investment and enhancement of assets include reduced equipment age, improved fuel economy, lower maintenance costs and reduction of rented equipment.  The 2016 capital expenditure plan reflects continuation of the accelerated replacement of revenue equipment and alignment with

ArcBest’s long-term strategy to advance operational efficiencies.   For instance, during 2016 upgrades will be made to the data information system ABF Freight utilizes to handle shipments throughout its network.

Conference Call

ArcBest Corporation will host a conference call with company executives to discuss the 2015 fourth quarter and full year results. The call will be today, Wednesday, February 3, at 9:30 a.m. ET (8:30 a.m. CT). Interested parties are invited to listen by calling (800) 682-8593. Following the call, a recorded playback will be available through the end of the day on March 15, 2016. To listen to the playback, dial (800) 633-8284 or (402) 977-9140 (for international callers). The conference call ID for the playback is 21802368. The conference call and playback can also be accessed, through March 15, 2016, on ArcBest’s website at arcb.com.

About ArcBest

ArcBest Corporation® (Nasdaq: ARCB) solves complex logistics and transportation challenges. Our companies and brands — ABF Freight®, ABF Logistics®, Panther Premium Logistics®, FleetNet America®, U-Pack® and ArcBest Technologies — apply the skill and the will with every shipment and supply chain solution, household move or vehicle repair. ArcBest finds a way.

For more information, visit arcb.com, abf.com, pantherpremium.com, fleetnetamerica.com and upack.com. ArcBest Corporation®. The Skill & The Will®.

Forward-Looking Statements

Certain statements and information in this press release concerning results for the three and twelve months ended December 31, 2015 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would” and similar expressions and the negatives of such terms are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on us. Although management believes that these forward-looking statements are reasonable, as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and management’s present expectations or projections. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to: costs of continuing investments in technology, a failure of our information systems and the impact of cyber incidents; disruptions or failures of services essential to the operation of our business or the use of information technology platforms in our business; governmental regulations and policies; litigation or claims asserted against us; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer pension plans; competitive initiatives, pricing pressures, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates and the inability to collect fuel surcharges; general economic conditions and related shifts in market demand that impact the performance and needs of industries served by ArcBest Corporation’s subsidiaries and/or limit our customers’ access to adequate financial resources; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; relationships with employees, including unions, and our ability to attract and retain employees and/or independent owner operators; availability of fuel; default on covenants of financing arrangements and the availability and terms of future financing arrangements; availability and cost of reliable third-party services; increased competition from freight transportation service providers outside the motor carrier freight transportation industry; timing and amount of capital expenditures, increased prices for and decreased availability of new revenue equipment and decreases in value of used revenue equipment; future costs of operating expenses such as maintenance and fuel and related taxes; self-insurance claims and insurance premium costs; environmental laws and regulations, including emissions-control regulations; potential impairment of goodwill and intangible assets; the impact of our brands and corporate reputation; the cost, timing and performance of growth initiatives; the cost, integration and performance of any future acquisitions; weather conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s Securities and Exchange Commission public filings.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Financial Data and Operating Statistics

The following tables show financial data and operating statistics on ArcBest Corporation® and its subsidiary companies.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
	(Unaudited)
	($ thousands, except share and per share data)

REVENUES	$648,134	$664,848	$2,666,905	$2,612,693

OPERATING EXPENSES	640,822	646,799	2,591,409	2,543,454

OPERATING INCOME	7,312	18,049	75,496	69,239

OTHER INCOME (COSTS)
Interest and dividend income	402	252	1,284	851
Interest and other related financing costs	(1,217)	(822)	(4,400)	(3,190)
Other, net	370	2,161	354	3,712
	(445)	1,591	(2,762)	1,373

INCOME BEFORE INCOME TAXES	6,867	19,640	72,734	70,612

INCOME TAX PROVISION	1,878	5,097	27,880	24,435

NET INCOME	$4,989	$14,543	$44,854	$46,177

EARNINGS PER COMMON SHARE(1)
Basic	$0.19	$0.53	$1.71	$1.69
Diluted	$0.19	$0.53	$1.67	$1.69

AVERAGE COMMON SHARES OUTSTANDING
Basic	25,936,709	26,073,256	26,013,716	25,993,255
Diluted	26,415,839	26,073,256	26,530,127	25,993,612

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.08	$0.06	$0.26	$0.15

(1)         ArcBest uses the two-class method for calculating earnings per share. This method, as calculated below, requires an allocation of dividends paid and a portion of undistributed net income to unvested restricted stock for calculating per share amounts.

NET INCOME	$4,989	$14,543	$44,854	$46,177

EFFECT OF UNVESTED RESTRICTED STOCK AWARDS	(45)	(703)	(443)	(2,300)

ADJUSTED NET INCOME FOR CALCULATING EARNINGS PER COMMON SHARE	$4,944	$13,840	$44,411	$43,877

ARCBEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31 2015	December 31 2014
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$164,973	$157,042
Short-term investments	61,597	45,909
Restricted cash	1,384	1,386
Accounts receivable, less allowances (2015 — $4,825; 2014 — $5,731)	236,097	228,056
Other accounts receivable, less allowances (2015 — $1,029; 2014 — $1,701)	6,718	6,582
Prepaid expenses	20,801	20,906
Deferred income taxes	38,443	40,220
Prepaid and refundable income taxes	18,134	9,920
Other	3,936	4,968
TOTAL CURRENT ASSETS	552,083	514,989

PROPERTY, PLANT AND EQUIPMENT
Land and structures	273,839	251,836
Revenue equipment	699,844	633,455
Service, office, and other equipment	145,286	136,145
Software	127,010	116,112
Leasehold improvements	25,419	24,377
	1,271,398	1,161,925
Less allowances for depreciation and amortization	788,351	752,075
	483,047	409,850
GOODWILL	96,465	77,078
INTANGIBLE ASSETS, net	76,787	72,809
OTHER ASSETS	54,527	52,896
	$1,262,909	$1,127,622

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$130,869	$120,325
Income taxes payable	91	527
Accrued expenses	188,727	194,674
Current portion of long-term debt	44,910	25,256
TOTAL CURRENT LIABILITIES	364,597	340,782

LONG-TERM DEBT, less current portion	167,599	102,474
PENSION AND POSTRETIREMENT LIABILITIES	51,241	42,418
OTHER LIABILITIES	12,689	16,667
DEFERRED INCOME TAXES	78,055	64,398

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 70,000,000 shares; issued 2015: 27,938,319 shares; 2014: 27,722,010 shares	279	277
Additional paid-in capital	309,653	303,045
Retained earnings	376,827	338,810
Treasury stock, at cost, 2015: 2,080,187 shares; 2014: 1,677,932 shares	(70,535)	(57,770)
Accumulated other comprehensive loss	(27,496)	(23,479)
TOTAL STOCKHOLDERS’ EQUITY	588,728	560,883
	$1,262,909	$1,127,622

Note: The balance sheet at December 31, 2014 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2015	2014
	(Unaudited)
	($ thousands)
OPERATING ACTIVITIES
Net income	$44,854	$46,177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	89,040	81,870
Amortization of intangibles	4,002	4,352
Pension settlement expense	3,202	6,595
Share-based compensation expense	8,029	6,998
Provision for losses on accounts receivable	998	1,942
Deferred income tax provision	16,435	4,692
Gain on sale of property and equipment	(2,225)	(1,461)
Changes in operating assets and liabilities:
Receivables	4,242	(26,892)
Prepaid expenses	362	(1,888)
Other assets	1,090	889
Income taxes	(8,918)	(11,972)
Accounts payable, accrued expenses, and other liabilities	(15,092)	32,464
NET CASH PROVIDED BY OPERATING ACTIVITIES	146,019	143,766

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of financings	(78,425)	(35,483)
Proceeds from sale of property and equipment	6,639	4,928
Purchases of short-term investments	(61,363)	(45,831)
Proceeds from sale of short-term investments	45,831	35,853
Business acquisitions, net of cash acquired	(29,813)	(2,647)
Capitalization of internally developed software	(8,512)	(8,418)
NET CASH USED IN INVESTING ACTIVITIES	(125,643)	(51,598)

FINANCING ACTIVITIES
Borrowings under credit facilities	70,000	—
Borrowings under accounts receivable securitization program	35,000	—
Payments on long-term debt	(100,813)	(40,440)
Net change in book overdrafts	3,843	2,486
Net change in restricted cash	2	516
Deferred financing costs	(875)	(76)
Payment of common stock dividends	(6,837)	(4,102)
Purchases of treasury stock	(12,765)	—
Proceeds from the exercise of stock options	—	1,136
NET CASH USED IN FINANCING ACTIVITIES	(12,445)	(40,480)

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,931	51,688
Cash and cash equivalents at beginning of period	157,042	105,354
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$164,973	$157,042

NONCASH INVESTING ACTIVITIES
Equipment financed	$80,592	$55,325
Accruals for equipment received	$748	$928

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended				Year Ended
	December 31				December 31
	2015		2014		2015		2014
	(Unaudited)
	($ thousands)
FREIGHT TRANSPORTATION (ABF FREIGHT)
Operating Income ($) Operating Ratio (% of revenues)
Amounts on a GAAP basis	$7,725	98.3%	$14,704	97.0%	$62,436	96.7%	$50,093	97.4%
Pension settlement expense	544	(0.1)%	1,085	(0.2)%	2,404	(0.1)%	5,309	(0.3)%
Non-GAAP amounts	$8,269	98.2%	$15,789	96.8%	$64,840	96.6%	$55,402	97.1%

	Three Months Ended		Year Ended
	December 31		December 31
	2015	2014	2015	2014
	(Unaudited)
	($ thousands, except per share data)
ARCBEST CORPORATION — CONSOLIDATED

Operating Income
Amounts on a GAAP basis	$7,312	$18,049	$75,496	$69,239
Transaction costs, pre-tax(1)	1,379	—	1,408	—
Third-party casualty expense at FleetNet, pre-tax(3)	847	—	932	—
Pension settlement expense, pre-tax	724	1,190	3,202	6,595
Non-GAAP amounts	$10,262	$19,239	$81,038	$75,834

Net Income
Amounts on a GAAP basis	$4,989	$14,543	$44,854	$46,177
Life insurance proceeds and changes in cash surrender value	(401)	(2,462)	(316)	(3,799)
Transaction costs, after-tax(1)	838	—	856	—
Tax benefits (credits)(2)	(847)	(861)	22	(696)
Third-party casualty expense at FleetNet, after-tax(3)	515	—	566	—
Pension settlement expense, after-tax	443	727	1,956	4,030
Non-GAAP amounts	$5,537	$11,947	$47,938	$45,712

Diluted Earnings Per Share
Amounts on a GAAP basis	$0.19	$0.53	$1.67	$1.69
Life insurance proceeds and changes in cash surrender value	(0.02)	(0.09)	(0.01)	(0.15)
Transaction costs, after-tax(1)	0.03	—	0.03	—
Tax benefits (credits)(2)	(0.03)	(0.03)	—	(0.03)
Third-party casualty expense at FleetNet, after-tax(3)	0.02	—	0.02	—
Pension settlement expense, after-tax	0.02	0.03	0.07	0.16
Non-GAAP amounts	$0.21	$0.44	$1.78	$1.67

(1)         Transaction costs for the three months ended December 31, 2015 are associated with the December 1, 2015 acquisition of Bear Transportation Services, L.P. (“Bear”). Transaction costs for the three months and year ended December 31, 2015 are associated with the Bear acquisition and the January 2, 2015 acquisition of Smart Lines Transportation Group, LLC.

(2)         Tax credits for the three months ended December 31, 2015 and 2014 include the amount of the alternative fuel tax credit related to the first nine months of each year which was recorded in the fourth quarter due to the December reinstatement of the alternative fuel tax credit to January 1. Tax benefits (credits) also include a net decrease in deferred tax asset valuation allowances for the year ended December 31, 2014 and net increases in deferred tax asset valuation allowances for the other periods presented.

(3)         Unfavorable third-party casualty claim associated with a bankrupt FleetNet customer.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

Adjusted Earnings Before Interest, Taxes, Depreciation	Three Months Ended December 31		Year Ended December 31
and Amortization (Adjusted EBITDA)	2015	2014	2015	2014
	(Unaudited)
	($ thousands)

ARCBEST CORPORATION — CONSOLIDATED
Net income	$4,989	$14,543	$44,854	$46,177
Interest and other related financing costs	1,217	822	4,400	3,190
Income tax provision	1,878	5,097	27,880	24,435
Depreciation and amortization	24,821	22,367	93,042	86,222
Amortization of share-based compensation	1,686	1,636	8,029	6,998
Amortization of actuarial losses of benefit plans and pension settlement expense(1)	1,919	1,927	7,432	9,300
	$36,510	$46,392	$185,637	$176,322

(1)         Consolidated pension settlement expense totaled $0.7 million (pre-tax) and $1.2 million (pre-tax) for the three months ended December 31, 2015 and 2014, respectively, and $3.2 million (pre-tax) and $6.6 million (pre-tax) for the year ended December 31, 2015 and 2014, respectively.

Earnings Before Interest, Taxes, Depreciation	Three Months Ended December 31			Three Months Ended December 31
and Amortization (EBITDA)	2015			2014
	(Unaudited)
	($ thousands)
ASSET-LIGHT LOGISTICS	Operating Income	Depreciation and Amortization	EBITDA	Operating Income	Depreciation and Amortization	EBITDA

Premium Logistics (Panther)(2)	$2,032	$2,801	$4,833	$3,801	$2,897	$6,698
Transportation Management (ABF Logistics)	1,486	349	1,835	1,386	282	1,668
Emergency & Preventative Maintenance (FleetNet)(3)	(189)	281	92	282	284	566
Household Goods Moving Services (ABF Moving)	173	211	384	88	340	428
Total asset-light logistics	$3,502	$3,642	$7,144	$5,557	$3,803	$9,360

Earnings Before Interest, Taxes, Depreciation	Year Ended December 31			Year Ended December 31
and Amortization (EBITDA)	2015			2014
	(Unaudited)
	($ thousands)
ASSET-LIGHT LOGISTICS	Operating Income	Depreciation and Amortization	EBITDA	Operating Income	Depreciation and Amortization	EBITDA

Premium Logistics (Panther)(2)	$10,798	$11,436	$22,234	$15,640	$11,362	$27,002
Transportation Management (ABF Logistics)	5,861	1,138	6,999	3,835	1,006	4,841
Emergency & Preventative Maintenance (FleetNet)(3)	2,954	1,119	4,073	3,122	961	4,083
Household Goods Moving Services (ABF Moving)	4,836	1,186	6,022	3,179	1,384	4,563
Total asset-light logistics	$24,449	$14,879	$39,328	$25,776	$14,713	$40,489

(2)         Depreciation and amortization consists primarily of amortization of intangibles, including customer relationships and software associated with the June 15, 2012 acquisition of Panther.

(3)         For the three months and year ended December 31, 2015, FleetNet’s operating income was impacted by a $0.9 million unfavorable third-party casualty claim associated with a bankrupt FleetNet customer.

Non-GAAP Financial Measures. ArcBest Corporation (“ArcBest”) reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Accordingly, using these measures improves comparability in analyzing ArcBest’s performance because it removes the impact of items from operating results that, in management’s opinion, do not reflect ArcBest’s core operating performance. Certain information discussed in the scheduled conference call could be considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, ArcBest’s reported results. Management believes EBITDA and Adjusted EBITDA to be relevant and useful information as EBITDA is a standard measure commonly reported and widely used by analysts, investors and others to measure financial performance and ability to service debt obligations. However, these financial measures should not be construed as better measurements than operating income, operating cash flow, net income or earnings per share, as defined by GAAP. Other companies may calculate EBITDA differently and, therefore, ArcBest’s EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

ARCBEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS

	Three Months Ended				Year Ended
	December 31				December 31
	2015		2014		2015		2014
	(Unaudited)
	($ thousands)
REVENUES
Freight Transportation (ABF Freight)	$461,526		$485,911		$1,918,450		$1,930,990

Premium Logistics (Panther)	71,222		80,234		300,368		316,668
Transportation Management (ABF Logistics)	56,468		46,750		203,529		152,632
Emergency & Preventative Maintenance (FleetNet)	45,267		38,458		174,952		158,581
Household Goods Moving Services (ABF Moving)	25,382		21,685		119,252		94,628
Total asset-light logistics	198,339		187,127		798,101		722,509

Other and eliminations	(11,731)		(8,190)		(49,646)		(40,806)
Total consolidated revenues	$648,134		$664,848		$2,666,905		$2,612,693

OPERATING EXPENSES
Freight Transportation (ABF Freight)
Salaries, wages, and benefits	$289,482	62.7%	$285,824	58.8%	$1,174,357	61.2%	$1,121,177	58.1%
Fuel, supplies, and expenses	70,967	15.4	85,377	17.6	307,348	16.0	360,850	18.7
Operating taxes and licenses	12,230	2.6	12,430	2.6	48,992	2.6	46,955	2.4
Insurance	8,507	1.8	7,101	1.5	28,847	1.5	24,960	1.3
Communications and utilities	4,570	1.0	3,657	0.8	16,129	0.8	15,398	0.8
Depreciation and amortization	20,238	4.4	17,828	3.7	74,765	3.9	68,752	3.6
Rents and purchased transportation	45,929	10.0	56,488	11.6	197,073	10.3	229,443	11.9
Gain on sale of property and equipment	(332)	(0.1)	(895)	(0.2)	(1,734)	(0.1)	(1,471)	(0.1)
Pension settlement expense(1)	544	0.1	1,085	0.2	2,404	0.1	5,309	0.3
Other	1,666	0.4	2,312	0.4	7,833	0.4	9,524	0.4
	453,801	98.3%	471,207	97.0%	1,856,014	96.7%	1,880,897	97.4%

Premium Logistics (Panther)
Purchased transportation	52,425	73.6%	58,950	73.5%	220,994	73.6%	235,006	74.2%
Depreciation and amortization(2)	2,801	3.9	2,897	3.6	11,436	3.8	11,362	3.6
Salaries, benefits, insurance, and other	13,964	19.6	14,586	18.2	57,140	19.0	54,660	17.3
	69,190	97.1%	76,433	95.3%	289,570	96.4%	301,028	95.1%

Transportation Management (ABF Logistics)	54,982		45,364		197,668		148,797
Emergency & Preventative Maintenance (FleetNet)	45,456		38,176		171,998		155,459
Household Goods Moving Services (ABF Moving)	25,209		21,597		114,416		91,449
Total asset-light logistics(1)	194,837		181,570		773,652		696,733

Other and eliminations(1)	(7,816)		(5,978)		(38,257)		(34,176)
Total consolidated operating expenses(1)	$640,822		$646,799		$2,591,409		$2,543,454

(1)         Pension settlement expense totaled $0.7 million (pre-tax) and $1.2 million (pre-tax) on a consolidated basis for the three months ended December 31, 2015 and 2014, respectively, and $3.2 million (pre-tax) and $6.6 million (pre-tax) for the year ended December 31, 2015 and 2014, respectively. For the three months ended December 31, 2015 and 2014, pre-tax pension settlement expense of $0.5 million and $1.1 million, respectively, was reported by ABF Freight; $0.2 million and $0.1 million, respectively, was reported in Other and eliminations; and less than $0.1 million was reported by the asset-light logistics segments. For the year ended December 31, 2015 and 2014, pre-tax pension settlement expense of $2.4 million and $5.3 million, respectively, was reported by ABF Freight; $0.7 million and $1.1 million, respectively, was reported in Other and eliminations; and $0.1 million and $0.2 million, respectively, was reported by the asset-light logistics segments.

(2)         Depreciation and amortization consists primarily of amortization of intangibles, including customer relationships and software associated with the June 15, 2012 acquisition of Panther.

ARCBEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS — Continued

	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
	(Unaudited) ($ thousands)

OPERATING INCOME
Freight Transportation (ABF Freight)(1)	$7,725	$14,704	$62,436	$50,093

Premium Logistics (Panther)	2,032	3,801	10,798	15,640
Transportation Management (ABF Logistics)	1,486	1,386	5,861	3,835
Emergency & Preventative Maintenance (FleetNet)(2)	(189)	282	2,954	3,122
Household Goods Moving Services (ABF Moving)	173	88	4,836	3,179
Total asset-light logistics	3,502	5,557	24,449	25,776

Other and eliminations(3)	(3,915)	(2,212)	(11,389)	(6,630)
Total consolidated operating income	$7,312	$18,049	$75,496	$69,239

(1)         ABF Freight’s operating income for all periods presented was impacted by pension settlement expense. (See reconciliation of GAAP operating income to non-GAAP operating income in the Freight Transportation table previously presented.)

(2)         For the three months and year ended December 31, 2015, FleetNet’s operating income was impacted by a $0.9 million unfavorable third-party casualty claim associated with a bankrupt FleetNet customer.

(3)         For the three months and year ended December 31, 2015, “Other” corporate costs include acquisition transaction costs and additional investments in enterprise solutions to provide an improved platform for revenue growth and for offering ArcBest services across multiple operating segments.

ARCBEST CORPORATION

OPERATING STATISTICS

	Three Months Ended			Year Ended
	December 31			December 31
	2015	2014	% Change	2015	2014	% Change
	(Unaudited)

Freight Transportation (ABF Freight)

Workdays	61.5	61.0		251.5	251.5

Billed Revenue(1) / CWT	$29.02	$29.34	(1.1)%	$28.96	$28.74	0.8%

Billed Revenue(1) / Shipment	$367.69	385.02	(4.5)%	376.05	387.60	(3.0)%

Shipments	1,246,876	1,255,272	(0.7)%	5,098,322	4,980,365	2.4%

Shipments / Day	20,274	20,578	(1.5)%	20,272	19,803	2.4%

Tonnage (Tons)	789,960	823,675	(4.1)%	3,309,573	3,358,910	(1.5)%

Tons / Day	12,845	13,503	(4.9)%	13,159	13,356	(1.5)%

(1)         Revenue for undelivered freight is deferred for financial statement purposes in accordance with ABF Freight’s revenue recognition policy. Billed revenue used for calculating revenue per hundredweight measurements has not been adjusted for the portion of revenue deferred for financial statement purposes. Billed revenue has been adjusted to exclude intercompany revenue that is not related to freight transportation services.

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